FOR IMMEDIATE RELEASE

Berry Plastics and Covalence Specialty Materials Agree to Merge

EVANSVILLE, IN AND BEDMINSTER, NJ, March 12, 2007 — Berry Plastics Group, Inc. (“Berry Group”) and Covalence Specialty Materials Holding Corp. (“Covalence Holding”) announced today that they have entered into a definitive agreement pursuant to which Berry Group will merge with Covalence Holding in a stock-for-stock merger. Following the merger, Ira Boots, Chairman and Chief Executive Officer of Berry Group, and Brent Beeler, Chief Operating Officer of Berry Group, will remain in the same roles with the combined company, which will be known as Berry Plastics Group, Inc. (“New Berry Group”). Berry Group and Covalence Holding expect the closing of the merger to occur in April 2007 and the transaction is subject to the receipt of required regulatory approvals.

Mr. Boots stated “We welcome the merger with Covalence, which will bring additional customers, products and skilled personnel to our company. Focus will be placed on servicing our customers by utilizing all assets available to Berry, including the strength derived from our current ownership.” Mr. Boots continued, “The combined company will benefit from enhanced diversity of end-markets, customers and products, and the increased scale will make Berry one of the largest plastic packaging companies in the world, while at the same time deleveraging our balance sheet.”

Kip Smith, Chief Executive Officer of Covalence Holding, who will remain with the combined company running the Covalence businesses, stated “We are excited about the merger with Berry and the benefits the added scale and financial resources bring to our customers, employees, and suppliers. We look forward to partnering with Ira, Brent and their accomplished and seasoned management team to grow the business and capitalize on the abundant opportunities that this merger will create.”

“Berry and Covalence are each leaders in their respective markets and the combined company will be one of the highest margin, most diverse and attractive plastic packaging businesses in the world.” said Joshua Harris, founding partner of Apollo Management, L.P. Mr. Harris continued, “This merger will provide substantial growth, cross-selling and synergy opportunities, and we look forward to working with the combined management team to continue Berry’s remarkable record of over 15 years of consistent growth in revenue and profitability.”
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Immediately following the merger, Covalence Specialty Materials Corp. (“CSMC”) and Berry Plastics Holding Corporation (“Berry Holding”), respective subsidiaries of Covalence Holding and Berry Group, will be combined as a direct subsidiary (“New Berry Holding”) of New Berry Group. New Berry Holding will remain the primary obligor in respect of CSMC’s Senior Subordinated Notes due 2016 (the “Covalence Notes”), Berry Holding’s Second Priority Senior Secured Fixed Rate Notes due 2014 and Second Priority Senior Secured Floating Rate Notes due 2014. The outstanding credit facilities of CSMC (both first and second lien loans) and Berry Holding are expected to be refinanced at the time of the closing with a $400 million asset based revolving credit facility and a $1.2 billion senior secured term loan facility.

In connection with the merger, CSMC is also terminating, effective today, its exchange offer relating to the Covalence Notes. The exchange offer was previously scheduled to expire today. All Covalence Notes tendered pursuant to the exchange offer will be promptly returned to their holders. It is intended that the exchange offer will re-commence following preparation of pro forma financial information.

Berry Group is majority owned by affiliates of Apollo Management VI, L.P., and the Berry Group shareholders will own a majority of New Berry Group’s common stock following the merger. The private equity firm, Graham Partners II, L.P., is also a shareholder of Berry Group. Covalence Holding is majority owned by affiliates of Apollo Management V, L.P.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

For additional information, please contact:

Jeff Thompson
Executive Vice President & General Counsel
Diane Tungate
Executive Assistant
Berry Plastics Group, Inc.
101 Oakley Street
Evansville, IN 47710
Telephone: (812) 424-2904

David S. Graziosi
Executive Vice President and Chief Financial Officer
Covalence Specialty Materials Holding Corp.
1 Crossroads Drive, Bldg. A, Third Floor
Bedminster, NJ 07921
Telephone: (908) 547-6071

About Berry Plastics
Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics provides a wide range of open top and closed top packaging as well as comprehensive packaging solutions to over 12,000 customers, ranging from large multinational corporations to small local businesses. In the fiscal year ended December 31, 2005, the company had pro forma annual sales of $1.3 billion. Based in Evansville, Indiana, the company has 25 manufacturing facilities worldwide and more than 6,800 employees. For more information, please visit http://www.berryplastics.com.

About Covalence
Covalence, with a workforce of approximately 7,000 people in 37 manufacturing facilities, is a major producer of a wide range of products, including polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings and specialty laminates. Covalence is the number one producer domestically of trash bags, duct tape and niche laminated and coated products. Among its leading brands are Ruffies(R) and Rhino-X(R) trash bags; Film-Gard(R) plastic sheeting; Nashua(R) tapes; Covalence Raychem(R) heat-shrinkable coatings (Raychem(R) is a trademark of Tyco Electronics Corporation and Nashua(R) is a trademark of Nashua Corporation; each are used under license by Covalence); Polyken(R) pipeline coatings; Thermo-ply(R) and Energy-Brace(R) wall sheathing; as well as R-Wrap(R) and Barricade(R) housewraps. For more information, please visit http://www.covcorp.com.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Group and Covalence Holding to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.